[GRAPHIC OMITTED]                                                 Press Release

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Contacts:
Investors                                          Media
---------                                          -----
Investor Relations Department                      Denise DesChenes/Kara Findlay
(800) 451-3801                                     Citigate Sard Verbinnen
                                                   (212) 687-8080


               FOAMEX PROVIDES PROGRESS UPDATE ON STRATEGIC REVIEW

        Secures Amended Credit Agreements Providing Additional Liquidity;
    In Negotiations with Majority of Noteholders on Significant De-leveraging
                                  Transaction;

          Will Not Make August 15 Payment on Senior Subordinated Notes;

                   Operations to Continue Without Interruption

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LINWOOD,  PA, August 15, 2005 - Foamex  International  Inc. (NASDAQ:  FMXI), the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced several significant developments in its efforts to strengthen its balance sheet and enhance long term value while continuing normal business operations.

Foamex L.P., Foamex's primary operating subsidiary, has reached an agreement with the agents for its senior lender groups, Bank of America, N.A. ("Bank of America") and Silver Point Finance, LLC ("Silver Point"), to amend its Credit Agreements. The amendments will provide additional committed liquidity by allowing Foamex to access the remaining proceeds from the sale of its Rubber & Felt businesses for working capital needs and waive certain default provisions in the agreements.

Foamex is also engaged in discussions with representatives of an ad hoc committee representing a significant majority, in amount, of its Senior Secured Notes due 2009, as well as holders of a majority, in amount, of its Senior Subordinated Notes due August 15, 2005 and in 2007. The amendments to the senior lender credit agreements waive certain default provisions in order to provide adequate time for the Company to continue these ongoing negotiations. These discussions relate to a possible conversion of a substantial portion of the Company's indebtedness into equity.

In addition, in consideration of its best long-term interest, Foamex will not make the $51.6 million principal payment on its 13 1/2 percent Senior Subordinated Notes that mature today.

The restructuring of Foamex's balance sheet may be implemented by means of a case under chapter 11 of the Bankruptcy Code, possibly through a pre-arranged plan of reorganization. However, no assurance can be given that a consensual plan will be agreed upon. In the event the Company commences a chapter 11 case, Bank of America and Silver Point have committed to provide debtor-in-possession
(DIP) financing, which will roll the existing pre-petition facilities, subject to court approval. Bank of America and Silver Point have also agreed to commitments for exit financing upon the Company's emergence from chapter 11, subject to an acceptable plan of reorganization and other standard requirements for similar financing proposals.

"Today's actions are consistent with our plans to position Foamex for future success," said Tom Chorman, President and Chief Executive Officer. "We are pleased to have the ongoing support of our senior lenders and we will continue to negotiate with our other debtholders to achieve a solution to our legacy balance sheet issues that will result in a much stronger company able to generate long-term value.

"Importantly, these steps and our ongoing negotiations should have no effect on Foamex's day-to-day operations. We remain committed to continuing to provide our customers with the high level of service and products to which they are accustomed and to maintaining strong supplier relationships," Chorman continued.

Foamex also said that it will be filing with the Securities and Exchange Commission (SEC) for a five day extension of the August 12, 2005 filing deadline for its Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2005 pursuant to rule 12b-25. In addition, the Company announced today that Gregory
J. Christian, Executive Vice President, General Counsel and Secretary, has also been named Chief Restructuring Officer.

Foamex is being advised by its legal counsel, Paul, Weiss, Rifkind, Wharton and Garrison LLP, and Miller Buckfire & Co., LLC, its financial advisor. Houlihan, Lokey, Howard and Zukin and O'Melveny & Myers LLP are advising the ad hoc committee of Senior Secured Noteholders.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to the alternatives for strengthening the balance sheet, increasing liquidity and enhancing long-term value, as well as the continuing support of our lenders. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement appropriate strategic alternatives to enhance long term value, as well as customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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